Exhibit 99.1

AWBC – Q3 2005 Earnings

October 27, 2005

AMERICANWEST BANCORPORATION

CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES 2005 THIRD QUARTER RESULTS

Spokane, Washington – October 27, 2005 – AmericanWest Bancorporation (Nasdaq:AWBC) today announced that net income for the nine months ended September 30, 2005 was $9.9 million or $0.94 per diluted share, which is 13% higher than $8.8 million or $0.84 per diluted share for the nine months ended September 30, 2004. The net income for the third quarter of 2005 was $3.2 million or $0.30 per diluted share as compared to $4.0 million or $0.38 per diluted share for the third quarter of 2004.

AWBC also announced that, in a letter dated October 24, 2005, the Federal Deposit Insurance Corporation (FDIC) notified the Company’s wholly-owned subsidiary, AmericanWest Bank (AWB or Bank), that, following the recently completed Compliance Examination of the Bank by the FDIC, the FDIC has terminated the memorandum of understanding (MOU) between AWB and the FDIC relating to the Bank’s compliance controls, processes and training, and that the Bank is no longer restricted by that supervisory enforcement action. The MOU had been issued based upon AWB’s operations under prior management.

“With $77 million in core deposit growth this past quarter, clearly our growth initiatives in both lending and deposit gathering have gained significant traction. Now that we are free to expand following termination of the MOU, we expect this traction and growth trend to accelerate with the immediate addition of planned de novo branches in some rapidly growing areas in both existing and adjacent market areas,” said Robert M. Daugherty, President and Chief Executive Officer. “Our credit quality has been sound on a going-forward basis since changes to the Bank’s prior credit culture were implemented late last year but further net reductions of nonperforming assets did not improve as much during the third quarter as we had hoped due to the deterioration of one credit during the quarter. However, final resolution of approximately $5 million of our nonperforming assets is presently scheduled to occur during the fourth quarter. We remain confident of our ultimate success based upon performance year to date and planned growth, both organically and through expansion, during 2006,” he continued. “The resolution of the compliance issues on which the MOU was based,” he said, “was distracting and also expensive but we are pleased to now have that behind us and, with our new compliance procedures, we are poised to move forward aggressively with a well-founded growth plan.”

LOAN GROWTH AND CREDIT QUALITY:

Gross loans increased $11.5 million during the third quarter of 2005, resulting in an increase of $69.8 million or 7.5% from the prior year-end. At September 30, 2005 total gross loans were $997.7 million compared to

AWBC – Q3 2005 Earnings

October 27, 2005

$927.9 million at December 31, 2004. This includes an increase of commercial and industrial loans of $27.8 million and commercial real estate loans of $25.0 million. Commercial real estate loans continue to be a significant percentage of the total portfolio at 52.3% as of September 30, 2005 compared to 53.6% at December 31, 2004.

Total nonperforming loans were $17.2 million or 1.73% of total gross loans at September 30, 2005 as compared to $15.5 million or 1.57% of total gross loans at June 30, 2005. The increase during the quarter is primarily due to management’s reclassification of a $2.4 million loan during the quarter to nonaccrual status due to operating losses and deterioration in collateral values as evidenced by an updated appraisal. The loan remains current as of September 30, 2005 and management is exploring options for collection of the account in full. Despite the slight deterioration in the current quarter, the nonperforming loans have decreased approximately $7.0 million or 29.0% compared to $24.3 million which was 2.62% of total gross loans at December 31, 2004. The decrease from the prior year is due mainly to management’s continued efforts to collect on past due loans and to improve the overall credit quality of the portfolio.

The Company’s total nonperforming assets, including foreclosed real estate and other foreclosed assets, were $20.5 million or 1.79% of total assets at September 30, 2005 compared to $28.5 million or 2.71% of total assets at December 31, 2004. This decrease is due to the nonperforming loans discussed above and a decrease of approximately $1.0 million in foreclosed assets and other foreclosed real estate related mainly to the sale of one property.

Total loans delinquent 30 or more days and still accruing were $2.2 million or 0.22% of total gross loans at September 30, 2005, as compared to $2.7 million or 0.28% at June 30, 2005; $4.2 million or 0.45% at December 31, 2004; and $10.0 million or 1.05% at September 30, 2004. The decrease is due to management’s continued emphasis on portfolio management and the shift in the credit culture of the Company.

The allowance for loan losses was $16.0 million at September 30, 2005 compared to $18.5 million at December 31, 2004. At September 30, 2005 the allowance for loan losses as a percentage of total gross loans was 1.60% as compared to the December 31, 2004 allowance of 1.99% and the September 30, 2004 allowance of 1.57%. The decline from the prior year-end is due to the resolution of various nonperforming loans in line with the provisions provided during the nine months ended September 30, 2005. Provision for loan losses for the three and nine months ended September 30, 2005 was $1.1 million and $2.4 million, respectively. These are compared to $1.8 million and $8.5 million for the three and nine months ended September 30, 2004, respectively. The 2004 provision included a specific provision of $4.0 million related to one borrower relationship. Loan charge offs for the three months ended September 30, 2005 were $0.5 million compared to $1.0 million for the three months ended September 30, 2004. Loan charge offs for the nine months ended September 30, 2005 were $5.0 million compared to $6.7 million for the nine months ended September 30, 2004.

DEPOSIT AND BORROWING BALANCES:

Deposits were $963.0 million as of September 30, 2005, which is an increase of $68.2 million or 7.6% from $894.8 million at December 31, 2004. Most of this increase has occurred during this quarter as a result of cultivation of a retail branch sales culture, including a new line-up of retail products, training and targeted marketing efforts. Time deposits increased 22.2% and noninterest bearing deposits increased 15.1% from December 31, 2004. NOW and savings accounts decreased 4.0% during this same period. These new deposits

AWBC – Q3 2005 Earnings

October 27, 2005

are replacing borrowings that had been increasing to support loan growth. The cost of deposits increased to 2.07% for the nine month period ended September 30, 2005 compared to 1.61% for the similar period ended September 30, 2004 due to higher interest rates reflecting increases in rates by the Federal Reserve Board.

Short-term borrowings were $38.1 million as of September 30, 2005, an increase of $13.6 million from $24.5 million at December 31, 2004. Long-term borrowings were $3.2 million at September 30, 2005, which is a decrease of $2.4 million from December 31, 2004.

NET INTEREST MARGIN:

Net interest margin was 5.68% for the nine month period through September 30, 2005 compared to 6.25% for the similar period of 2004. The primary reason is higher costs of deposits and borrowings due to rising market rates. The overall cost of interest bearing liabilities has increased 57 basis points during the nine month period. In addition, the Bank’s efforts to decrease the risk profile of its overall loan portfolio have resulted in slightly decreased loan yields even though market rates have increased. The Bank is booking new business at competitive rates while maintaining profitable margins. The investments yield is also lower due to sales and maturities as there have been minimal purchases during 2005. The overall yield on earning assets has decreased by 20 basis points.

Net interest income decreased $2.3 million for the three months ended September 30, 2005 compared to September 30, 2004. The net interest income for the nine months ended September 30, 2005 has decreased $4.1 million from the nine months ended September 30, 2004 due to the decline in the net interest margin.

NONINTEREST INCOME AND EXPENSE:

Noninterest income decreased $0.2 million to $1.7 million for the three months ended September 30, 2005 as compared to $1.9 million for the three months ended September 30, 2004. The noninterest income for the nine months ended September 30, 2005 of $4.8 million is $1.2 million lower than for the same period of 2004. This is due mainly to a $0.6 million gain recorded in 2004 related to the divesture of a branch and smaller gains on sales of foreclosed real estate and other foreclosed assets than in the prior year.

Noninterest expense increased $0.5 million to $10.5 million for the three months ended September 30, 2005 from $10.0 million for the three months ended September 30, 2004. The increase is due to the loss on an exchange of bank owned life insurance policies of $0.6 million during the third quarter of 2005. In addition, occupancy expense increased as a result of rent costs at executive offices that were placed into service late in 2004. Equipment expenses for the quarter also increased over the prior year as the Company continues to update and improve technology bankwide. These increases were partially offset by $0.7 million in write-offs of deferred compensation and salary continuation agreements during the third quarter of 2005 due to the unfortunate passing of a prior bank executive and lower write downs taken during the third quarter of 2005 on foreclosed assets and other foreclosed real estate than taken during the comparable period in 2004.

INCOME TAXES:

The effective tax rate for the nine months ended September 30, 2005 was 28.1% as compared to 31.5% for the nine months ended September 30, 2004. The decrease in the tax rate is due mainly to the reversal of a $0.9

AWBC – Q3 2005 Earnings

October 27, 2005

million tax reserve recorded in 2004 for the anticipated surrender of some bank owned life insurance policies. These policies were exchanged, rather than surrendered, in the third quarter of 2005 and this resulted in a $0.6 million write-down of the asset rather than a tax loss.

AmericanWest Bancorporation is a community bank holding company with 42 locations in Eastern and Central Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This press release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA). Such forward looking statements include but are not limited to, that both lending and deposit growth will continue, that resolution of $5 million in nonperforming assets will be resolved during the fourth quarter, and that growth and expansion will continue in 2006. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

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AWBC – Q3 2005 Earnings

October 27, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004
Statement of Income Data
Interest Income
Interest and fees on loans	$18,697	$18,849	$53,193	$53,538
Interest on securities	242	930	913	1,943
Other interest income	11	10	42	57

Total Interest Income	18,950	19,789	54,148	55,538

Interest Expense
Interest on deposits	4,110	2,993	10,597	8,696
Interest on borrowings	1,132	744	2,312	1,469

Total Interest Expense	5,242	3,737	12,909	10,165

Net Interest Income	13,708	16,052	41,239	45,373
Provision for loan losses	1,100	1,788	2,365	8,498

Net Interest Income After Provision for Loan Losses	12,608	14,264	38,874	36,875

Noninterest Income
Fees and service charges	1,253	1,294	3,589	3,645
Other	438	582	1,232	2,424

Total Noninterest Income	1,691	1,876	4,821	6,069

Noninterest Expense
Salaries and employee benefits	5,775	5,870	16,878	17,290
Occupancy expense, net	820	770	2,637	2,239
Equipment expense	740	595	2,259	1,900
State business and occupation tax	244	321	693	720
Foreclosed real estate and other foreclosed assets expense	125	504	544	2,280
Other	2,819	1,916	6,904	5,695

Total Noninterest Expense	10,523	9,976	29,915	30,124

Income Before Provision for Income Tax	3,776	6,164	13,780	12,820
Provision for Income Tax	552	2,186	3,875	4,037

Net Income	$3,224	$3,978	$9,905	$8,783

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AWBC – Q3 2005 Earnings

October 27, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004
Share Data:
Basic earnings per share	$0.31	$0.39	$0.95	$0.86
Diluted earnings per share	$0.30	$0.38	$0.94	$0.84
Basic weighted average shares outstanding	10,425,258	10,191,775	10,388,358	10,177,990
Diluted weighted average shares outstanding	10,633,733	10,438,276	10,566,666	10,477,819

	Nine Months Ended
	9/30/2005	9/30/2004
Financial Ratios, annualized:
Return on average assets	1.25%	1.10%
Return on average equity	11.94%	11.70%
Efficiency ratio	64.95%	58.56%
Noninterest expenses to average assets	3.77%	3.76%
Net interest margin to average earning assets	5.68%	6.25%

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AWBC – Q3 2005 Earnings

October 27, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	9/30/2005	12/31/2004	$ Change	% Change
Consolidated Statement of Condition
Cash and due from banks	$46,843	$26,915	$19,928	74.0%
Overnight interest bearing deposits with other banks	10,620	2,302	8,318	361.3%

Cash and cash equivalents	57,463	29,217	28,246	96.7%
Securities	28,347	33,886	(5,539)	-16.3%
Loans, net of allowance for loan losses of $16,013 and $18,475, respectively	981,284	909,255	72,029	7.9%
Accrued interest receivable	7,348	6,520	828	12.7%
Premises and equipment, net	21,938	23,955	(2,017)	-8.4%
Foreclosed real estate and other foreclosed assets	3,210	4,201	(991)	-23.6%
Life insurance and salary continuation assets	16,911	18,912	(2,001)	-10.6%
Goodwill	12,050	12,050	—	0.0%
Intangible assets	2,454	2,642	(188)	-7.1%
Other assets	8,756	8,356	400	4.8%

Total Assets	$1,139,761	$1,048,994	$90,767	8.7%

Liabilities
Noninterest bearing - demand deposits	$195,154	$169,579	$25,575	15.1%
Interest bearing deposits:
NOW and savings accounts	434,376	452,357	(17,981)	-4.0%
Time, $100,000 and over	167,884	123,006	44,878	36.5%
Other time	165,573	149,856	15,717	10.5%

Total Deposits	962,987	894,798	68,189	7.6%
Short-term borrowings	38,099	24,539	13,560	55.3%
Long-term borrowings	3,248	5,668	(2,420)	-42.7%
Capital lease obligations	380	416	(36)	-8.7%
Subordinated debentures	10,310	10,310	—	0.0%
Accrued interest payable	1,506	1,000	506	50.6%
Other liabilities	6,713	7,188	(475)	-6.6%

Total Liabilities	1,023,243	943,919	79,324	8.4%
Stockholders’ Equity
Common stock, no par, shares authorized $15 million; issued and outstanding 10,483,623 and 10,269,454, respectively	103,324	100,812	2,512	2.5%
Retained earnings	14,000	4,057	9,943	245.1%
Accumulated other comprehensive income (loss), net of tax	(16)	206	(222)	-107.8%
Unearned employee common stock awards	(790)	—	(790)	-100.0%

Total Stockholders’ Equity	116,518	105,075	11,443	10.9%

Total Liabilities and Stockholders’ Equity	$1,139,761	$1,048,994	$90,767	8.7%

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AWBC – Q3 2005 Earnings

October 27, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	9/30/2005	12/31/2004
Loan Portfolio:
Commercial real estate	$522,283	$497,253
Commercial and industrial	225,761	197,912
Agricultural	124,111	122,735
Real estate mortgage	56,279	32,703
Real estate construction	40,921	45,908
Installment	18,545	22,454
Bankcards and other	9,796	8,909

Total loans, gross	$997,696	$927,874

Allowance for loan losses	(16,013)	(18,475)
Deferred loan fees, net of deferred costs	(399)	(144)

Total loans, net	$981,284	$909,255

	Three Months Ended		Nine Months Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004
Allowance for loan losses:
Balance, beginning of period	$15,377	$14,011	$18,475	$12,453
Provision for loan losses	1,100	1,788	2,365	8,498
Loan charge-offs	(517)	(983)	(5,024)	(6,726)
Loan recoveries	53	162	197	753

Balance, end of period	$16,013	$14,978	$16,013	$14,978

Allowance for loan loss to total gross loans	1.60%	1.57%	1.60%	1.57%

	9/30/2005	6/30/2005	3/31/2005	12/31/2004
Nonperforming assets:
Accruing loans over 90 days past due	$1	$74	$46	$53
Nonaccrual loans	17,241	15,441	31,314	24,222

Total nonperforming loans	$17,242	$15,515	$31,360	$24,275
Foreclosed real estate and other foreclosed assets	3,210	3,222	1,940	4,201

Total nonperforming assets	$20,452	$18,737	$33,300	$28,476
Ratio of total nonperforming assets to total assets	1.79%	1.69%	3.26%	2.71%
Ratio of total nonperforming loans to total gross loans	1.73%	1.57%	3.46%	2.62%
Ratio of allowance for loan loss to nonperforming loans	92.87%	99.11%	53.96%	76.10%

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AWBC – Q3 2005 Earnings

October 27, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Nine Months Ended September 30,
	2005			2004
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans, gross	$941,025	$53,193	7.56%	$903,669	$53,538	7.91%
Taxable Investments	22,849	654	3.83%	52,682	1,663	4.22%
Nontaxable Investments	8,680	409	6.30%	9,063	423	6.23%
Overnight deposits with other banks	1,606	31	2.58%	6,982	57	1.09%

Total earning assets	974,160	$54,287	7.45%	972,396	$55,681	7.65%

Other assets	82,490			95,691

Total assets	$1,056,650			$1,068,087

Liabilities
Interest bearing deposits	$684,854	$10,597	2.07%	$721,660	$8,696	1.61%
Borrowings	78,196	2,312	3.95%	83,928	1,469	2.34%

Total interestbearing liabilities	763,050	$12,909	2.26%	805,588	$10,165	1.69%

Noninterest bearing deposits	173,711			154,884
Other liabilities	9,273			7,555

Total liabilities	946,034			968,027

Stockholders’ equity	110,616			100,060

Total liabilities and stockholders’ equity	$1,056,650			$1,068,087

Net interest income and spread			5.19%			5.96%

Net interest margin to average earning assets			5.68%			6.25%

The above table includes nonaccrual loans in the average loan balances. Tax exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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